                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event report): December 11, 2001


                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                        000-30176                73-1567067
(State or Other Jurisdiction of      (Commission File Number)       (IRS Employer
Incorporation or Organization)                                   Identification Number)


   20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK                     73102
         (Address of Principal Executive Offices)                     (Zip Code)

       Registrant's telephone number, including area code: (405) 235-3611



                               Page 1 of 14 pages

ITEM 5.     OTHER EVENTS

DEFINITIONS

         The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

                  "AECO" means Alberta Energy Company.
                  "Bbl" or "Bbls" means barrel or barrels.
                  "Bcf" means billion cubic feet.
                  "Boe" means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of gas.
                  "Btu" means British thermal units, a measure of heating value. "Inside FERC" refers to the publication Inside F.E.R.C.'s Gas
Market Report.
                  "LIBOR" means London Interbank Offered Rate.
                  "MMBbls" means one million Bbls.
                  "MMBoe" means one million Boe.
                  "MMBtu" means one million Btu.
                  "Mcf" means one thousand cubic feet.
                  "NGL" or "NGLs" means natural gas liquids.
                  "NYMEX" means New York Mercantile Exchange.
                  "Oil" includes crude oil and condensate.

FORWARD-LOOKING ESTIMATES

         The forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the information which will be used to prepare the December 31, 2001 reserve reports of independent petroleum engineers and other data in Devon Energy Corporation's ("Devon's") possession or available from third parties. Also, the pending acquisition of Mitchell Energy & Development Corp. ("Mitchell") is assumed to close on January 31, 2002 and is included in the following estimates for the last eleven months of the year. The acquisition of Mitchell is subject to approval by the shareholders of both Devon and Mitchell as well as other terms and conditions of the merger agreement. Should the acquisition fail to be completed, or should it close on a date other than January 31, 2002, the estimates set forth herein could be rendered obsolete. Devon cautions that its future oil, natural gas and NGL production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Additionally, Devon cautions that its future gas services revenues and expenses are subject to all of the risks and uncertainties normally incident to the gas services business. These risks include, but are not limited to, price volatility, environmental risks, regulatory changes, the uncertainty inherent in estimating future processing volumes and pipeline throughput, and other risks as outlined below. Also, the financial results of Devon's foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

         SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRICE AND PRODUCTION ESTIMATES Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGL prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of oil, gas and NGLs. Substantially all of Devon's revenues are attributable to sales of these three commodities. Consequently, Devon's financial results and resources are highly influenced by price volatility.

         Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Also, Devon's international production of oil, natural gas and NGLs is governed by payout agreements with the governments of the countries in which Devon operates. If the payout under these agreements is attained earlier than projected, Devon's net production and proved reserves in such areas could be reduced.

         Estimates for Devon's future processing and transport of natural gas and NGLs are based on the assumption that market demand and prices for gas and NGLs will continue at levels that allow for profitable processing and transport of these products. There can be no assurance of such stability.

         The production, transportation, processing and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events, including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs during 2002 will be substantially similar to those of 2001, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 2002 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S. dollars using an exchange rate of $0.65 U.S. dollar to $1.00 Canadian dollar. The actual 2002 exchange rate may vary materially from this estimated rate. Such variations could have a material effect on the following Canadian estimates.

         The following forward-looking data excludes the financial and operating effects of potential property acquisitions or divestitures, except for the Mitchell acquisition and except as discussed in "Property Acquisitions and Divestitures", during the year 2002.

The timing and ultimate results of such acquisition and divestiture activity is difficult to predict, and may vary materially from that discussed in this report.

         GEOGRAPHIC REPORTING AREAS FOR 2002 The following estimates of production, average price differentials and capital expenditures are provided separately for each of Devon's geographic reporting areas. These areas are as follows:

o the United States;

o Canada; and

o International, which encompasses all oil and gas properties that lie outside of the United States and Canada.

YEAR 2002 POTENTIAL OPERATING ITEMS

         The estimates related to oil, gas and NGL production, operating costs and DD&A set forth in the following paragraphs are based on estimates for Devon's properties other than those that have been designated for possible sale (See "Property Acquisitions and Divestitures"). Therefore, the following estimates exclude the results of the potential sale properties for the entire year. Also, all of the estimates assume that the Mitchell acquisition closes on January 31, 2002.

         OIL, GAS AND NGL PRODUCTION Set forth in the following paragraphs are individual estimates of Devon's oil, gas and NGL production for 2002. On a combined basis, Devon estimates its 2002 oil, gas and NGL production will total between 175.4 and 186.4 MMBoe. Of this total, approximately 92% is estimated to be produced from reserves expected to be classified as "proved" at December 31, 2001.

         OIL PRODUCTION Devon expects its oil production in 2002 to total between 34.5 and 36.7 MMBbls. Of this total, approximately 95% is estimated to be produced from reserves expected to be classified as "proved" at December 31, 2001. The expected ranges of production by area are as follows:

                                                                  (MMBbls)
                                                                  --------
                    United States                                18.3 to 19.5
                    Canada                                       14.4 to 15.3
                    International                                 1.8 to 1.9

         OIL PRICES - FIXED Devon has fixed the price it will receive in 2002 on a portion of its oil production through certain forward oil sales. Devon has executed forward oil sales attributable to the United States for 2.5 MMBbls at an average price of $16.84 per Bbl. It should be noted that these forward sales apply only to the first eight months of 2002.

         For 2002, Devon has executed price swaps attributable to the United States for 8.0 MMBbls at an average price of $23.85 per Bbl. Additionally, for 2002, Devon has entered into price swaps attributable to Canada for 1.6 MMBbls at an average price of $20.33 per Bbl.

         OIL PRICES - FLOATING For oil production for which prices have not been fixed, Devon's 2002 average prices for each of its areas are expected to differ from the NYMEX price as set forth in the following table.

                                                         EXPECTED RANGE OF OIL PRICES
                                                            LESS THAN NYMEX PRICE
                                                         ----------------------------
           United States                                      ($2.35) to ($1.35)
           Canada                                             ($6.05) to ($4.05)
           International                                      ($4.05) to ($3.05)

         Devon has also entered into costless price collars that set a floor price and a ceiling price for 7.3 MMBbls of United States 2002 oil production that otherwise is subject to floating prices. The collars have a floor and ceiling price per Bbl of $23.00 and $28.19, respectively. The floor and ceiling prices related to domestic oil production are based on the NYMEX price. The NYMEX price is the monthly average of settled prices on each trading day for West Texas Intermediate Crude oil delivered at Cushing, Oklahoma. If the NYMEX price is outside of the ranges set by the floor and ceiling prices in the various collars, Devon and the counterparty to the collars will settle the difference. Any such settlements will either increase or decrease Devon's oil revenues for the period. Because Devon's oil volumes are often sold at prices that differ from the NYMEX price due to differing quality (i.e., sweet crude versus sour crude) and transportation costs from different geographic areas, the floor and ceiling prices of the various collars do not reflect actual limits of Devon's realized prices for the production volumes related to the collars.

         GAS PRODUCTION Devon expects its 2002 gas production to total between 747 Bcf and 793 Bcf. Of this total, approximately 90% is estimated to be produced from reserves expected to be classified as "proved" at December 31, 2001. The expected ranges of production by area are as follows:

                                                                   (Bcf)
                                                                   -----
                    United States                                473 to 502
                    Canada                                       274 to 291

         GAS PRICES - FIXED Through various price swaps and fixed-price physical delivery contracts, Devon has fixed the price it will receive in 2002 on a portion of its natural gas production. The following tables include information on this fixed-price production by area. Where necessary, the prices have been adjusted for certain transportation costs that are netted against the prices recorded by Devon, and the prices have also been adjusted for the Btu content of the gas hedged.

                                        FIRST HALF OF 2002                   SECOND HALF OF 2002
                                        ------------------                   -------------------
                                     Mcf/DAY          PRICE/Mcf           Mcf/DAY           PRICE/Mcf
                                     -------          ---------           -------           ---------
United States                        217,352           $  3.03            219,008            $  3.03
Canada                               107,913           $  1.88             95,613            $   1.92

         GAS PRICES - FLOATING For the natural gas production for which prices have not been fixed, Devon's 2002 average prices for each of its areas are expected to differ from the NYMEX price as set forth in the following table. The NYMEX price is determined to be the first-of-month South Louisiana Henry Hub price index as published monthly in Inside FERC.

                                                       EXPECTED RANGE OF GAS PRICES
                                                   GREATER THAN (LESS THAN) NYMEX PRICE
                                                   ------------------------------------
             United States                                  ($0.45) to  $0.05
             Canada                                         ($0.75) to ($0.25)

         Devon has also entered into costless price collars that set a floor and ceiling price for a portion of its 2002 natural gas production that otherwise is subject to floating prices. If the applicable monthly price indices are outside of the ranges set by the floor and ceiling prices in the various collars, Devon and the counterparty to the collars will settle the difference. Any such settlements will either increase or decrease Devon's gas revenues for the period. Because Devon's gas volumes are often sold at prices that differ from the related regional indices, and due to differing Btu contents of gas produced, the floor and ceiling prices of the various collars do not reflect actual limits of Devon's realized prices for the production volumes related to the collars.

         Devon has entered into numerous costless collars concerning its 2002 gas production. To simplify presentation, these collars have been aggregated in the following table according to similar floor prices. The floor and ceiling prices shown are weighted averages of the various collars in each aggregated group.

         The prices shown in the following table have been adjusted to a NYMEX-based price, using Devon's estimates of 2002 differentials between NYMEX and the specific regional indices upon which the collars are based. The floor and ceiling prices related to the domestic collars are based on various regional first-of-the-month price indices as published monthly by Inside FERC. The floor and ceiling prices related to the Canadian collars are based on the AECO index as published by the Canadian Gas Price Reporter.

                                           FIRST HALF OF 2002                      SECOND HALF OF 2002
                                    ------------------------------------- -------------------------------------
                                                    FLOOR      CEILING                      FLOOR      CEILING
                                                    PRICE       PRICE                       PRICE       PRICE
                                                     PER         PER                         PER         PER
  AREA (RANGE OF FLOOR PRICES)      MMBtu/DAY       MMBtu       MMBtu          MMBtu/DAY    MMBtu       MMBtu
  ----------------------------      ---------       -----       -----          ---------    -----       -----
United States ($3.35 - $3.65)         285,000       $   3.52    $   7.37       285,000     $   3.52    $   7.37
United States ($2.96 - $3.11)         130,000       $   3.01    $   4.53           ---     $     --    $     --
United States ($2.75 - $2.79)          35,000       $   2.76    $   3.72        35,000     $   2.76    $   3.72
Canada ($3.54 - $3.72)                 23,705       $   3.64    $   6.82        23,705     $   3.64    $   6.82
Canada ($3.19 - $3.32)                  9,481       $   3.26    $   4.50           ---     $     --    $     --
Canada ($2.72 - $2.99)                 34,481       $   2.79    $   3.88        25,000     $   2.72    $   3.67

         NGL PRODUCTION Devon expects its 2002 production of NGLs to total between 16.4 million barrels and 17.5 million barrels. Of this total, 98% is estimated to be produced from reserves expected to be classified as "proved" at December 31, 2001. The expected ranges of production by area are as follows:

                                                                  (MMBbls)
                                                                  --------
                    United States                                11.9 to 12.7
                    Canada                                        4.5 to 4.8

         GAS SERVICES REVENUES AND EXPENSES Devon's gas services revenues and expenses are derived from its natural gas processing plants and natural gas transport pipelines. These revenues and expenses vary in response to several factors. The factors include, but are not limited to, changes in production from wells connected to the pipelines and related processing plants, changes in the relative prices of natural gas and NGLs, provisions of the contract agreements and the amount of repair and workover activity required to maintain anticipated processing levels.

         These factors, coupled with uncertainty of future natural gas and NGL prices, increase the uncertainty inherent in estimating future gas services revenues and expenses. Given these uncertainties, Devon estimates that 2002 gas services revenues will be between $917 million and $974 million and gas services expenses will be between $709 million and $752 million.

         OTHER REVENUES Devon's other revenues in 2002 are expected to be between $14 million and $18 million.

         PRODUCTION AND OPERATING EXPENSES Devon's production and operating expenses include lease operating expenses, transportation costs and production taxes. These expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from Devon's property base, changes in production tax rates, changes in the general price level of services and materials that are used in the operation of the properties and the amount of repair and workover activity required. Oil, natural gas and NGL prices also have an effect on lease operating expense and impact the economic feasibility of planned workover projects.

         Given these uncertainties, Devon estimates that year 2002 lease operating expenses will be between $540 million and $574 million, transportation costs will be between $153 million and $163 million and production taxes will be between 3.9% and 4.4% of consolidated oil, natural gas and NGL revenues.

         DEPRECIATION, DEPLETION AND AMORTIZATION ("DD&A") The 2002 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2002 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 2001 reserve estimates that, based on prior experience, are likely to be made during 2002.

         Oil and gas property related DD&A expense for 2002 is expected to be between $1.1 billion and $1.3 billion. Additionally, Devon expects its 2002 DD&A expense related to non-oil and gas property fixed assets to total between $88 million and $93 million. This range includes $54 million to $57 million related to gas services assets. Based on these DD&A amounts and the production estimates discussed earlier, Devon expects its consolidated DD&A rate will be between $6.96 per Boe and $7.39 per Boe.

         GENERAL AND ADMINISTRATIVE EXPENSES ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 2002 is expected to be between $174 million and $184 million.

         INTEREST EXPENSE Future interest rates and oil, natural gas and NGL prices have a significant effect on Devon's interest expense. Devon can only marginally influence the prices it will receive in 2002 from sales of oil, natural gas and NGLs and the resulting cash flow. The proceeds and the timing of the potential property sales in 2002 will also affect interest expense. Such proceeds could be used to retire either fixed-rate debt or variable-rate debt. At this time, the amount of proceeds and the timing of such property sales, as well as the application of the proceeds, are not possible to accurately predict. (See "Property Acquisitions and Divestitures.") These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon's control.

         Assuming no changes in debt balances during 2002 other than the assumption of certain debt from Mitchell, Devon's average balance of fixed rate debt during 2002 will be $5.7 billion. The interest expense in 2002 related to this fixed-rate debt will be approximately $407 million. This fixed-rate debt removes the uncertainty of future interest rates from some, but not all, of Devon's long-term debt. Devon's floating rate debt is discussed in the following paragraphs.

         After completion of the Mitchell acquisition, Devon expects to have 100% of its $3.0 billion senior unsecured term loan credit facility borrowed. Interest on borrowings under this facility may be based, at the borrower's option, on LIBOR, plus a margin determined by Devon's long-term senior unsecured debt ratings. Regardless of the current debt ratings, the margin for borrowings based on LIBOR will be 1.0% until at least June 30, 2002. As of November 30, 2001, the one week LIBOR was 2.1%. Effective December 12, 2001, Devon may begin borrowing with interest periods of up to six months under the term loan credit facility.

         From time to time, Devon borrows under its $1 billion credit facilities. Borrowings under the U.S. facility, currently set at $725 million, may be borrowed at various rate options including LIBOR plus a margin with interest periods of up to 6 months. Borrowings under the Canadian facility, currently set at $275 million, may be borrowed at various rate options including LIBOR plus a margin with interest periods up to six months, or Bankers Acceptances plus a margin with interest periods of 30 to 180 days. The current LIBOR margin ranges from 35.0 to 37.5 basis points and the current Bankers Acceptance margin is 35.0 basis points. The total borrowed under these facilities was $0.1 billion at September 30, 2001, at an average interest rate of 3.9%.

         From time to time, Devon also borrows under its $725 million commercial paper facility. The total borrowed under this program was $0.1 billion at September 30, 2001, at an average interest rate of 3.2%. Debt outstanding under this program is generally borrowed for 7 to 90 day periods, and may be borrowed up to 365 days, at prevailing commercial paper market rates.

         Devon has fixed the interest rate on $132.5 million Canadian dollars and $50.0 million U.S. dollars of its floating rate debt through swap agreements at average rates of 6.75% and 6.91%, respectively. The Canadian dollar swap agreements mature at various dates through July 2007 and the U.S. dollar swap agreement matures in May 2003.

         REDUCTION OF CARRYING VALUE OF OIL AND GAS PROPERTIES Devon follows the full cost method of accounting for its oil and gas properties. Under the full cost method, Devon's net book value of oil and gas properties, less related deferred income taxes (the "costs to be recovered"), may not exceed a calculated "full cost ceiling." The ceiling limitation is the discounted estimated after-tax future net revenues from oil and gas properties. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The costs to be recovered are compared to the ceiling on a quarterly basis. If the costs to be recovered exceed the ceiling, the excess is written off as an expense. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

         Because of the volatile nature of oil and gas prices, it is not possible to predict whether Devon will incur a full cost writedown in future periods. However, prices for oil and gas as of the date of this report, and the impact of the October 2001 acquisition of Anderson Exploration Ltd. ("Anderson") and the pending Mitchell acquisition, increase the likelihood that Devon will incur a full cost writedown as of the end of 2001 and/or in subsequent periods, including 2002.

         DEFERRED EFFECT OF CHANGES IN FOREIGN CURRENCY RATE ON SUBSIDIARIES' LONG-TERM DEBT Anderson, which Devon acquired in October 2001, has $460 million of long-term debt which is denominated in U.S. dollars. Of this debt, $400 million matures in 2011. The remaining $60 million of debt matures at various dates from 2002 through 2006. Changes in the exchange rate between the U.S. dollar and the Canadian dollar from October 15, when Devon acquired Anderson, to the dates of repayment will increase or decrease the expected amount of Canadian dollars eventually required to repay the debt. Such changes in the Canadian dollar equivalent balance of the debt are required to be included in determining net earnings for the period in which the exchange rate changes. Because of the variability of the exchange rate, it is not possible to estimate the deferred effect which will be recorded in 2002. However, for every $0.01 change in the exchange rate, Devon will record a deferred effect (either revenue or expense) of approximately $11 million Canadian dollars. The resulting revenue or expense in U.S. dollars will depend on the currency exchange rate in effect throughout the year.

         INCOME TAXES Devon's financial income tax rate in 2002 will vary materially depending on the actual amount of financial pre-tax earnings. There are certain tax deductions and credits that will have a fixed impact on 2002's income tax expense regardless of the level of pre-tax earnings that are produced. Due to the significance of these deductions and credits as compared to possible pre-tax earnings, it is not possible to estimate an accurate single range of financial income tax rates that will apply to all the possible levels of pre-tax earnings that might be generated during 2002. Therefore, the following estimates are provided based on various ranges of financial pre-tax earnings for 2002.

                                                    INCOME TAX EXPENSE (BENEFIT) RATE
        PRE-TAX EARNINGS                CURRENT                 DEFERRED                  TOTAL
        ----------------                -------                 --------                  -----
       $100 - $225 million             65% to 40%         (130%) to (50%)           (65%) to (10%)
       $226 - $450 million             40% to 35%         (50%)   to (20%)          (10%) to  15%
       $451 - $675 million             35% to 30%         (20%)   to (10%)           15%   to  20%

         It is uncertain whether Devon's pre-tax earnings will fall into the ranges presented within the table above. Among the factors which could cause Devon's pre-tax earnings to fall outside these ranges is price volatility. In addition to price volatility's effect on revenues, such volatility could also cause Devon to incur a full cost reduction of oil and gas properties. Variances in revenues or expenses resulting from price volatility could cause Devon's pre-tax earnings to fall outside the ranges presented.

         PROPERTY ACQUISITIONS AND DIVESTITURES Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget," nor can it reasonably predict, the timing or size of such possible acquisitions, if any, other than the Mitchell acquisition which in this report is assumed to close on January 31, 2002.

         During 2002, Devon contemplates the disposition of certain oil and gas properties (the "Disposition Properties"). The Disposition Properties are predominantly properties that are either outside of Devon's core-operating areas or otherwise do not fit Devon's current strategic objectives. The Disposition Properties are located in the U.S., Canada and International areas. At this time, Devon is in the early stages of the disposition process, and it is impossible to identify when, or if, the dispositions will occur.

         The estimates of Devon's 2002 results previously set forth exclude any results from the Disposition Properties. The Disposition Properties' actual contributions to Devon's 2002 operating results will depend upon the timing of the dispositions. The estimated full-year 2002 results from the Disposition Properties (which are not included in the previous 2002 estimates included in this report) are as follows:

                                                        EXPECTED RANGE OF PRODUCTION
                                       OIL               GAS               NGL               TOTAL
                                    (MMBbls)            (Bcf)           (MMBbls)             MMBoe
                                    --------            -----           --------             -----
     United States                  6.8 to 7.2         45 to 48         0.6 to 0.7        14.9 to 15.9
     Canada                         2.9 to 3.1         13 to 14         0.3 to 0.4         5.4 to 5.8
     International                  7.1 to 7.5         10 to 11         0.1 to 0.2         8.9 to 9.5
          Total                    16.8 to 17.8        68 to 73         1.0 to 1.3        29.2 to 31.2

                                                      EXPECTED RANGE OF EXPENSE
                                                           ($ IN MILLIONS)
                                                      -------------------------
     Lease operating expenses                              $178 to $189
     Transportation costs                                  $  10 to $  11
     DD&A expenses                                         $195 to $207

CAPITAL SOURCES, USES AND LIQUIDITY

         CAPITAL EXPENDITURES Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any, other than the Mitchell acquisition which in this report is assumed to close on January 31, 2002.

         Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should actual prices received differ materially from Devon's price expectations for its future production, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2002 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

Given the limitations discussed, the company expects its 2002 capital expenditures for drilling and development efforts, plus related facilities, to total between $1.2 billion and $1.4 billion. These amounts include between $495 million and $595 million for drilling and facilities costs related to reserves expected to be classified as proved as of year-end 2001. In addition, these amounts include between $365 million and $435 million for other low risk/reward projects and between $300 million and $350 million for new, higher risk/reward projects. Low risk/reward projects include development drilling that does not offset currently productive units and for which there is not a certainty of continued production from a known productive formation. Higher risk/reward projects include exploratory drilling to find and produce oil or gas in previously untested fault blocks or new reservoirs.

         The following table shows expected drilling and facilities expenditures by geographic area.

                             DRILLING AND PRODUCTION FACILITIES EXPENDITURES

                                      United States       Canada        International         Total
                                      -------------     ----------      -------------     -------------
                                                                 ($ in millions)
Related to Proved Reserves              $435-$495        $ 15-$ 35        $45-$ 65        $  495-$  595
Lower Risk/Reward Projects              $170-$200        $195-$225        $ 0-$ 10        $  365-$  435
Higher Risk/Reward Projects             $ 70-$ 80        $210-$240        $20-$ 30        $  300-$  350
                                        ---------        ---------        --------        -------------
Total                                   $675-$775        $420-$500        $65-$105        $1,160-$1,380
                                        =========        =========        ========        =============

         In addition to the above expenditures for drilling and development, Devon expects to spend between $135 million to $165 million on its gas services assets, which include its gas processing plants and gas transport pipelines. Devon also expects to capitalize between $85 million and $105 million of G&A expenses in accordance with the full cost method of accounting. Devon also expects to pay between $20 million and $30 million for plugging and abandonment charges, and to spend between $15 million and $25 million for non-oil and gas property fixed assets.

         The above capital expenditure estimates do not include the cost to acquire Mitchell in 2002. Devon will pay $31 per share in cash to acquire the Mitchell shares outstanding at closing. At closing, this will result in Devon paying approximately $1.6 billion to the Mitchell stockholders. Devon will also issue 0.585 shares of Devon common stock for each share of Mitchell common stock at closing. For accounting purposes, the Devon shares will be valued at $50.95 per share, which was the value at the time the Mitchell acquisition was announced in August 2001. This is expected to result in the shares of Devon common stock to be issued at closing to be valued at approximately $1.5 billion.

         The actual allocation of the Mitchell acquisition cost to the various assets and liabilities will not be final until sometime following the close in January 2002. However, on a pro forma basis assuming the acquisition had closed on September 30, 2001, the amount of the acquisition cost allocated to fixed assets was as follows:

          Proved oil and gas properties                     $1.5 billion
          Unproved oil and gas properties                   $0.7 billion
          Gas services facilities and equipment             $0.8 billion
                                                            ----
                                                            $3.0 billion
                                                            ====

         OTHER CASH USES Devon's management expects the policy of paying a quarterly common stock dividend to continue. With the current $0.05 per share quarterly dividend rate and 155 million shares of common stock expected to be outstanding after completion of the Mitchell acquisition, 2002 dividends are expected to approximate $31 million. Also, Devon has $150 million of 6.49% cumulative preferred stock upon which it will pay $9.7 million of dividends in 2002.

         CAPITAL RESOURCES AND LIQUIDITY Devon's estimated 2002 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon's credit facilities. The amount of operating cash flow to be generated during 2002 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2002. As of November 30, 2001, Devon had $0.9 billion available under its $1 billion credit facilities. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        DEVON ENERGY CORPORATION



                                        By:  /s/ Danny J. Heatly
                                             ----------------------------------
                                             Danny J. Heatly
                                             Vice President - Accounting


Date:    December 11, 2001


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